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                                                                    EXHIBIT 10.1




                          WASHINGTON GAS LIGHT COMPANY


                              RETIREMENT PLAN FOR

                               OUTSIDE DIRECTORS



                            Adopted October 25, 1995
                          As Amended December 18, 1996
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                          WASHINGTON GAS LIGHT COMPANY

                                RETIREMENT PLAN

                             FOR OUTSIDE DIRECTORS


I.  Purpose:

         . To reward eligible non-employee members of the Board of Directors ("Directors") of Washington Gas Light Company ("Company") for their services as a Board Member.

         . To provide Directors with retirement income after completion of their service to WGL.

         . To remain competitive in Director compensation by providing a special retirement benefit.


II.  Eligibility - Full and Partial Benefits:

         . A Director earns a full retirement benefit under this Plan after ten years of service as a Director. A partial retirement benefit is earned after at least five years but less than ten years of service. This partial retirement benefit is earned ratably between years 6 and 10 (i.e., 0% for service less than 5 years, 50% after 5 years, 60% after 6 years, 70% after 7 years, etc.).


III.  Amount and Term of Benefit:

         Amount of Benefit:

         . For Directors eligible for the full retirement benefit, the annual benefit is equal to the amount of the retainer provided by WGL at the time of retirement of the Director from the Board. For example, presently the retainer is $15,000; thus, a Director eligible for the full retirement benefit would be entitled to receive an annual benefit of $15,000 for the period specified below. The amount of the partial retirement benefit would be the percentage of retainer determined under Paragraph II, above (for example, a Director retiring after 5 years of service would be entitled to a 50% benefit or $7,500).



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         Term of Benefit:

         . The benefit will be paid to an eligible Director (or designated beneficiary) for a 10 year period.

         . Payments will begin within 30 days after retirement from the Board to a Director who retires on or after attainment of age 65. If a Director retires from the Board prior to age 65 and the Director has 5 or more years of service, payment of benefits will made to the Director within 30 days of his or her attainment of age 65. In either case, the Director may elect to defer payments to a later date provided such election is made in writing on a form and in a manner satisfactory to the Company.

         . Benefits will be paid monthly, unless the Director elects to receive benefit payments annually or semi-annually.


IV.  Disability/Death Benefit:

         . If a Director, after a minimum of five years of Board service, is disabled (construed in the same manner as the term "Disability" under the Washington Gas Light Employees' Pension Plan), such Director will be eligible for an immediate benefit under the Plan regardless of age. If the disabled Director has at least five years of service but less than ten years, the benefit will be a partial benefit determined in the manner described in Paragraph II, above. The disability benefit will continue for a ten year period, as in the case of the retirement benefit.

         . If a Director, after a minimum of five years of Board service, dies during the time of active Board service, benefits will be payable to any designated beneficiary of the Director, for up to 10 years. The amount of the benefit will be the same as the benefit paid in the case of disability. If a retired Director dies while receiving benefits hereunder or prior to the date that deferred benefits payable hereunder were scheduled to be paid, any residual benefits or benefits otherwise due the Director, as applicable, will be paid to the Director's designated beneficiary for the same period such benefits would otherwise have been paid to the Director had he survived. If no designated beneficiary is alive at the time of the Director's death, then any benefits which would otherwise have been payable hereunder will be payable to the Director's estate.

         . Directors may elect, on properly completed forms supplied by the Company, lump sum distributions to be paid to their designated beneficiaries on their death. Any payments made to a Director's estate will automatically be in a lump sum distribution. If the lump sum method is applicable, the death benefit will be equal to the present value of future benefits, discounted at a rate equal to the current rate on 5-year U.S. treasury securities.





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V.  Administration:

         . The P & C Committee will be Administrator of the Plan. Eligibility for Retirement and for a Disability benefit will be determined by the P & C Committee as Plan Administrator.


VI.  Funding/ERISA:

         . This Plan shall at all times be maintained on an unfunded basis for federal income tax purposes. A Director's rights to a benefit under this Plan are contractual in nature and in the event the Company is unable to pay any benefit required hereunder, the Director shall have, with respect to the Company, only those rights of an unsecured creditor.

         . This Plan does not cover employees of the Company and therefore is wholly exempt from the requirements and provisions of the Employee Retirement Income Security Act of 1974, as amended.


VII.  Change of Control:


         . In the event of a change of control, as defined below, a Director who has less than 5 years of service as a Director, shall immediately become 100% vested in a benefit as if they had 5 years of service as a Director. For any additional years of service as a Director, the Director shall continue to earn benefits in accordance with Paragraph II herein.

         . For purposes of this Plan, "Change of Control" means the occurrence of any one or more of the triggering events specified below:

                          (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section VII; or





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                 (b)      Individuals who, December 18, 1996, constitute the
         Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to December 18, 1996 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board; or

                 (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially owned, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of the directors, as the case may be, of the Corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Companies assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Persons (excluding any Corporations resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such Corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the Corporation resulting from such Business Combination, or the Combined Voting Power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the business Combination and (iii) at least a majority of the members of the Board of Directors of the Corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

                 (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

         For purposes of this Section VII, the following terms shall have the following meanings:





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                 "Affiliate" means any entity that is (I) a member of a
         controlled group of corporations as defined in Section 1563(a) of the Internal Revenue Code of 1986, as amended ("Code"), determined without regard to Code Sections 1563(a)(4) and 1563(e)(3)(C), of which the Company is a member according to Code Section 414(b); (ii) an unincorporated trade or business that is under common control with the Company, as determined according to Code Section 414(c); (iii) a member of an affiliated service group of which the Company is a member according to Code Section 414(m); or (iv) any other subsidiary corporation or business in which the Company has a substantial interest or business relation.

                 "Common Stock" means the common stock of the Company.


VIII.  Governing Law:

                 . All matters relating to this Plan shall be governed by the laws of the state of Virginia, without regard to the principles of conflict of laws.





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